SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 14, 2006

SIGA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23047	13-3864870
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

420 Lexington Avenue, Suite 408 New York, New York (Address of principal executive offices)	10170 (Zip code)

Registrant’s telephone number, including area code: (212) 672-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 ❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 14, 2006, SIGA and PharmAthene, Inc. (“PharmAthene”), issued a joint press release pursuant to which they announced that they have entered into a non-binding term sheet providing for the merger of PharmAthene and SIGA. The combined company, which intends to operate under the name PharmAthene, features a substantial portfolio of procurement-stage biodefense products targeting anthrax, smallpox and chemical nerve agents, as well as a robust pipeline of therapeutic and prophylactic drug candidates targeting Category A biowarfare agents and emerging infectious diseases.

The term sheet provides that David P. Wright, President and Chief Executive Officer of PharmAthene, will serve as President and Chief Executive Officer of the combined company. Following the merger, the Board of Directors for the new company will reflect the new proportionate ownership.

The term sheet, which has been approved by the Boards of Directors of both companies, is not binding in significant respects and is conditioned on, among other things, the execution of a definitive merger agreement, approval of the shareholders of each company, regulatory approval and other customary closing conditions, and is expected to close during the second or third quarters of 2006.

In addition, PharmAthene has agreed, subject to the negotiation and execution of definitive documentation, to provide SIGA with up to $3 million in interim financing.

In the merger, shareholders of PharmAthene will receive shares of SIGA Technologies common stock, and all outstanding PharmAthene options and warrants will be converted into options and warrants to purchase common stock of the combined company. Shareholders of SIGA Technologies will own approximately 32% of the combined company (on a diluted basis), with shareholders of PharmAthene owning the remaining 68%.

A copy of the press release is attached hereto as Exhibit 99.1, which is incorporated by reference in this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

99.1	Press Release dated March 14, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGA TECHNOLOGIES, INC.

By: /s/ Thomas N. Konatich
Name: Thomas N. Konatich
Title:   Chief Financial Officer

Date: March 14, 2006